UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 31, 2007

FIRST GUARANTY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Louisiana	000-52748	26-0513559
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of Incorporation)		Identification No.)

400 East Thomas Street, Hammond, Louisiana		70401
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code:  (985) 345 -7685

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐ Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

Entry into Stock Purchase Agreement

On July 31, 2007, First Guaranty Bancshares, Inc., a Louisiana corporation, and Douglass Bancorp, Inc., a Kansas corporation, Douglass National Bank, a national bank headquartered in Kansas, and Fannie Mae, a Congressionally chartered federal instrumentality that is deemed a citizen of the District of Columbia entered into a Stock Purchase Agreement pursuant to which, among other things, First Guaranty Bancshares, Inc. will acquire all of the issued and outstanding shares of capital stock of Douglass National Bank and all of the outstanding and unexercised options of Douglass National Bank.  A copy of the Stock Purchase Agreement is included with this Current Report on Form 8-K as Exhibit 2.1 and is incorporated by reference herein.  A copy of the press release announcing the execution of the Stock Purchase Agreement is also attached to this Current Report on Form 8-K as Exhibit 99.1.

Under the terms and subject to the conditions of the Stock Purchase Agreement, which has been approved by the Board of Directors of each of First Guaranty Bancshares, Inc. and Douglass Bancorp, Inc., at the effective time of the Closing (the “Effective Time”), all of the outstanding common stock of Douglass National Bank will be cancelled in exchange for an amount of cash with out interest equal to the adjusted book value of Douglass National Bank immediately prior to the closing.  Douglas National Bank has no options or other equity based derivative instruments that are outstanding or which are entitled to receive any of the Consideration.

Other than in respect of the Stock Purchase Agreement, there is no material relationship between First Guaranty Bancshares, Inc. or its affiliates and Douglass Bancorp, Inc. or its affiliates.

Item 9.01 – Financial Statements and Exhibits

(d)           Exhibits.

The following Exhibits are attached as part of this report:

2.1	Stock Purchase Agreement, dated as of July 31, 2007, by and between First Guaranty Bancshares, Inc., and Douglass Bancorp, Inc, Douglass National Bank, and Fannie Mae.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST GUARANTY BANCSHARES, INC.
(Registrant)

Date: _August 06_____, 2007	By:	/s/Michele E. LoBianco
Michele E. LoBianco
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Number	Description

Exhibit 2.1	Stock Purchase Agreement, dated as of July 31, 2007, by and between First Guaranty Bancshares, Inc. and Douglass Bancopr, Inc, Douglass National Bank and Fannie Mae.